THIS PROSPECTUS SUPPLEMENT, FILED UNDER RULE 424(b)(2), IS BEING RE-FILED AND IS AMENDING IN WHOLE THE PROSPECTUS SUPPLEMENT ORIGINALLY FILED WITH THE SEC ON MAY 29, 1998. THIS RE-FILING CONTAINS REVISIONS TO THE REDEMPTION PROVISIONS SECTION.

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                                                                        This Prospectus Supplement is
                                                                        filed pursuant to Rule 424(b)(2)
                                                                        under Registration Statement
                                                                        Nos. 333-46527 and 333-46527-01

PROSPECTUS SUPPLEMENT dated                                             Pricing Supplement No. 3
May 28, 1998 to PROSPECTUS
dated February 26, 1998 and PROSPECTUS
SUPPLEMENT dated March 4, 1998.

                              TEXACO CAPITAL INC.
                                  SERIES 1998
                               MEDIUM-TERM NOTES
                                 Guaranteed by
                                  Texaco Inc.

                Notes Due More Than 9 Months From Date of Issue


Principal Amount:                $25,000,000.00                  Maturity Date:            June 17, 2005
Specified Currency:              U.S. Dollar                     Extendible:               No
Fixed Rate Note:                 Yes                             Final Maturity Date:      N/A
  Interest Rate:                 6.125%                          Issue Price:              100.000%
                                                                 Record Dates:             Dec. 2 and June 2
                                                                 Interest Payment Dates:   Dec. 17 and June 17
                                                                 Original Issue Date:      6/17/98
                                                                 Book-Entry Note:          Yes
                                                                 Certificated Note:        No
                                                                 Redemption Provisions:    The Note may not be redeemed
                                                                                           before 6/17/99. On or after that date,
                                                                                           the Note may be redeemed, in whole
                                                                                           at par, on the 17th of every December
Zero-Coupon Note:                No                                                        and June up to , but not including, the
                                                                                           maturity date at the option of Texaco
Floating Rate Note:              No                                                        Inc. on not less than 30 days nor more
  Base Rate:                     N/A                                                       than 60 days notice, at 100% of its
  - CD Rate:                     N/A                                                       principal amount, together with
  - Commercial Paper Rate:       N/A                                                       accrued interest to the date fixed
  - Federal Funds Rate:          N/A                                                       for redemption.
  - LIBOR:                       N/A
  - Treasury Rate:               N/A

  - Other:                       N/A                             Repayment Provisions:     No
  Initial Interest Rate:         N/A                             Currency Indexed Note:    No
  Interest Reset Period:         N/A                             - Denominated Currency:   N/A
  Interest Reset Dates:          N/A                             - Indexed Currency:       N/A
  Interest Determination Dates:  N/A                             - Face Amount:            N/A
  Interest Payment Period:       N/A                             - Base Exchange Rate:     N/A
  Interest Payment Dates:        N/A                             - Calculation Agent:      N/A
  Index Maturity:                N/A                             - Reference Dealer:       N/A
  Maximum Interest Rate:         N/A                             Commodity Indexed Notes:  No
  Minimum Interest Rate:         N/A                             Other Terms:              No
  Spread:                        N/A
  Spread Multiplier:             N/A
  Issuer Able to Change Spread
    or Spread Multiplier:        N/A

                                                                 SalomonSmithBarney
                                                                 ------------------
                                                                 Name of Agent

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